UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 7, 2008

Prudential Bancorp, Inc. of Pennsylvania
(Exact name of registrant as specified in its charter)

Pennsylvania	000-51214	68-05293604
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1834 Oregon Avenue, Philadelphia, Pennsylvania		19145
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(215) 755-1500

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On November 7, 2008, Prudential Bancorp, Inc. of Pennsylvania (the “Company”), its subsidiary, Prudential Savings Bank (the “Bank”), and the Company’s parent mutual holding company, Prudential Mutual Holding Company (the “MHC”) (the Company, the Bank and the MHC are referred to collectively as “Prudential”) entered into a Settlement Agreement (the “Agreement”) with Stilwell Value Partners I, L.P. (“Stilwell”), Stilwell Partners, L.P., Stilwell Value LLC, Joseph Stilwell and John Stilwell (collectively, the “Stilwell Group”) terminating a lawsuit brought by Stilwell against Prudential and providing mutual releases by the parties with respect to all claims.

Under the terms of the Agreement, the Stilwell Group has, among other things, agreed to support and vote in favor of the Company’s adoption of a stock option plan and a management recognition and retention plan (collectively, the “Stock Benefit Plans”).

The Prudential boards of directors have determined that Prudential will, subject to the exercise of fiduciary duties and its evaluation of market conditions (which currently are not favorable but which are expected to improve over the next several years), undertake a reorganization from the current mutual holding company form to the stock holding company form of organization (a “Second-Step Conversion”) no later than the Company’s Annual Meeting of Shareholders for 2013.  A Second Step Conversion is an integral part of Prudential’s long-term strategic plan.

Prudential also has agreed to repurchase – subject to market conditions, Prudential’s capital needs and the fiduciary duties of Prudential’s boards of directors – at least 1,357,116 additional shares of the Company’s common stock by September 30, 2011 (the “Repurchase Program”).  In the event Prudential does not complete the Repurchase Program by September 30, 2011, it will either adopt a plan of conversion to effect a Second-Step Conversion or appoint a representative to Prudential’s boards of directors who is nominated by Stilwell.  Such nominee must be reasonably acceptable to Prudential as well as be a resident of Bucks, Chester, Delaware, Montgomery, or Philadelphia Counties, Pennsylvania or Camden County, New Jersey and have significant financial expertise and/or banking experience.  In connection with the Repurchase Program, in the event that the market price for the Company’s common stock reaches certain levels, Prudential has the option to purchase as much as 520,000 shares from the Stilwell Group.  The Company has also agreed to repurchase additional shares as necessary to fund the Stock Benefits Plans.  The Stilwell Group has announced that it may sell, from time to time, in open market transactions, shares of Company common stock.

The Settlement Agreement also provides that the Stilwell Group will not, among other things, propose or seek to effect a merger or sale of the Company, initiate litigation against Prudential, solicit proxies in opposition to any recommendations or proposals of the Company’s board of directors or seek to exercise any control or influence over Prudential’s management.  The parties have agreed not to make any public statement that reflects negatively on the other.

       Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank.  Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886.  The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five in Philadelphia and one in Drexel Hill in Delaware County, Pennsylvania.  At June 30, 2008, the Company had total assets of $481.5 million, total liabilities of $411.0 million and stockholders' equity of $70.5 million.

The Settlement Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01     Other Events

On November 7, 2008, the Company and the Stilwell Group issued a press release announcing that the Settlement Agreement had been executed.

For additional information, reference is made to the press release dated November 7, 2008, which is included as Exhibit 99.1 hereto and is incorporated herein by reference.  The press release attached hereto is being furnished to the SEC and shall not be deemed to be “filed” for any purpose except as otherwise provided herein.

Item 9.01     Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable,

(c)	Not applicable.

(d)	Exhibits.

    The following exhibits are included herewith.

Number	Description
10.1
Settlement Agreement, dated November 7, 2008, by and among Prudential Mutual Holding Company, Prudential Bancorp, Inc. of Pennsylvania, Prudential Savings Bank, Stilwell Value Partners I, L.P., Stilwell Partners, L.P., Stilwell Value LLC, Joseph Stilwell and John Stilwell (without exhibits)

99.1	Press Release, dated November 7, 2008

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA

Date: November 7, 2008	By:	/s/ Joseph R. Corrato
		Name:	Joseph R. Corrato
		Title:	Executive Vice President
and Chief Financial Officer